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                                                                    Exhibit 10.1

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

   This EMPLOYMENT AGREEMENT, dated as of April 15, 2001, and amended and restated as of May 18, 2001, by and between FIRST UNION CORPORATION (the "Company"), a North Carolina corporation, and L. M. BAKER, JR. (the "Executive");

   WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive following the merger of the Company and Wachovia Corporation, a North Carolina corporation ("Wachovia") (the "Merger"). The Board recognizes that the Executive will contribute significantly to the growth and success of the Company following the Merger. The Board believes it is imperative to encourage the Executive's full attention and dedication to the Company, and to provide the Executive with compensation and benefits arrangements upon a termination of employment with the Company which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

   WHEREAS, the Executive is currently employed by Wachovia as Chairman, President and Chief Executive Officer and is a party to an employment agreement with Wachovia (the "Prior Agreement"), dated as of November 29, 1999.

   NOW, THEREFORE, in order to accomplish the objectives set forth above and in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

   1. Effective Date; Employment Period. (a) The "Effective Date" shall mean the effective date of the Merger.

   (b) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into the employ of the Company subject to the terms and conditions set forth in this Agreement, for the period commencing on the Effective Date and ending on the date which is three years from the effective date of the Merger (the "Employment Period").

   2. Terms of Employment. (a) Positions and Duties. (i) During the Employment Period, the Company agrees to employ the Executive, and the Executive agrees to serve as Chairman of the Board of the Company and as an employee of one or more of its subsidiaries, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position. During the Employment Period, the Executive also agrees to serve as a Director on the Company's Board of Directors, as well as a member of any committee of the Board of Directors to which the Executive may be elected or appointed.

   (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full professional attention and time during normal business hours to the business and affairs of the Company and to perform the responsibilities assigned to the Executive hereunder. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement and are consistent with the Company's policies. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company or to be inconsistent with the Company's policies.

   (b) Compensation. Base Salary. For all services rendered by the Executive in any capacity under this Agreement, the Company shall pay the Executive during the Employment Period as compensation an annual
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salary in an amount of at least $1,000,000 and in no event less than that of the Company's Chief Executive Officer (the "Annual Base Salary"). Such Annual Base Salary shall be payable in accordance with the Company's customary payroll practices. During the Employment Period prior to the Date of Termination, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. In the event the Executive's actual Annual Base Salary is increased above the then current Annual Base Salary during the Employment Period, such increased Annual Base Salary shall constitute "Annual Base Salary" for purposes of this Agreement.

   (ii) Annual Bonus. During the Employment Period, the Executive shall be entitled to receive an annual cash incentive bonus, if any, as may be awarded to him by the Board of Directors of the Company or by a Committee designated by the Board (the "Annual Bonus") for any full fiscal year that ends during the Employment Period; provided, however, that (A) the amount of any Annual Bonus paid to the Executive shall be not less than any similar annual cash incentive bonus paid to the Company's Chief Executive Officer, if any, and (B) the threshold, target and maximum amounts for the Executive under the Company's Senior Management Incentive Plan shall be equal to such amounts for the Company's Chief Executive Officer under such plan. Any such bonus shall be payable in cash in accordance with the Company's incentive bonus plans from which the Annual Bonus is awarded. Notwithstanding the foregoing if the Merger should occur in 2001, for fiscal year 2001, such Annual Bonus may be paid from the Wachovia Senior Management Incentive Plan.

   (iii) Retirement Benefits; Life Insurance. Upon the earlier of expiration of the Employment Period or termination of the Executive's employment with the Company, the Company shall pay the Executive the amounts payable to the Executive pursuant to the Senior Executive Retirement Agreement, dated as of November 29, 1999, by and between the Executive and Wachovia (the "SERP"), which will be assumed by the Company pursuant to the Merger. Payment of the amounts due pursuant to the SERP shall commence on the first day of the month following the Date of Termination or if earlier the expiration of the Employment Period. With respect to the Split Dollar Life Insurance Agreement dated as of September 1, 2000, between the Executive and Wachovia (the "Split Dollar Agreement"), the Company shall pay all premium amounts set forth in the applicable plan and agreement, regardless of whether the Executive continues to be employed by the Company. The Company shall also pay all premiums not payable by the Executive with respect to the Executive Life Insurance Program entered into between Wachovia and the Executive effective June 1, 1995, regardless of whether the Executive continues to be employed by the Company. In addition, on the Date of Termination and on each anniversary thereof, for the remainder of the Executive's life, the Company shall pay the Executive an annual non-accountable allowance of $200,000 (net after tax to the Executive, by means of a gross-up amount payable with such payment based on the maximum marginal federal, state and local income tax rate in the location where the Executive then resides) for (1) office space, personal secretarial and other assistance, and (2) travel and transportation expenses.

   (iv) Employee Benefits. During the Employment Period prior to the Date of Termination, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in employee benefit plans generally available to peer executives of the Company or its subsidiaries, including without limitation, employee stock purchase plans, savings plans, retirement plans, welfare benefit plans (including, without limitation, medical, prescription, dental, disability, life, accidental death, and travel accident insurance, but excluding severance plans) and similar plans, practices, policies and programs. For this purpose, all of the Executive's service with Wachovia will be considered as service for the Company in determining the Executive's eligibility to participate, vesting, benefit accrual, eligibility to retire and level of benefits under any such benefit plan referred to in the preceding sentence. In addition, during the Employment Period, the Executive shall be eligible to participate in the Company's stock-based incentive compensation plans then available to other peer executives of the Company with awards thereunder determined by the Board of Directors of the Company or by a Committee designated by the Board, in its sole discretion; provided, however, the amount of any such awards to the Executive shall be not less than any awards paid to the Company's Chief Executive Officer, if any.

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   (v) Expenses. During the Employment Period prior to the Date of Termination, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies applicable to peer executives of the Company.

   (vi) Fringe Benefits. During the Employment Period prior to the Date of Termination, the Executive shall be entitled to fringe benefits including, without limitation, an annual allowance of at least $15,000 for tax and financial planning services, payment of club dues, a Company match of charitable gifts by the Executive, subject to an aggregate annual limitation of $25,000, and an annual automobile allowance of at least $10,800 and payment of related expenses, in accordance with the plans, practices, programs and policies of the Company and its affiliated companies applicable to peer executives of the Company.

   (vii) Office and Support Staff. During the Employment Period prior to the Date of Termination, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, as generally provided to peer executives of the Company.

   (viii) Paid Time Off. During the Employment Period prior to the Date of Termination, the Executive shall be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect for peer executives of the Company.

   (ix) Indemnification/D&O Insurance. During the Employment Period for acts prior to the Date of Termination, the Executive shall be entitled to indemnification with respect to the performance of his duties hereunder, and directors' and officers' liability insurance, on the same terms and conditions as generally available to other peer executives of the Company and its affiliated companies.

   3. Termination of Employment. (a) Retirement, Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death or Retirement (as defined herein) during the Employment Period. For purposes of this Agreement, "Retirement" shall mean either (i) voluntary termination of the Executive's employment upon satisfaction of the requirements for early retirement under the Company's tax-qualified defined benefit pension plan or
(ii) voluntary termination of the Executive's employment upon satisfaction of the requirements for normal retirement under the terms of the Company's tax-qualified defined benefit pension plan. If the Company determines in good faith that Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

   (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

     (i) the continued and willful failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties and a reasonable time for such substantial performance has elapsed since delivery of such demand, or

     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially injurious to the Company.

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For purposes of this provision, no act or failure to act, on the part of the
Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Following a Change in Control (as defined herein), the Company's termination of the Executive's employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

   (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of a written consent of the Executive which expressly refers to a provision of this Section 3(c):

     (i) prior to a Change in Control, the substantial diminution in the overall importance of the Executive's role including any removal from the position of Chairman of the Board of Directors of the Company, as determined by balancing (A) any increase or decrease in the scope of the Executive's management responsibilities against (B) any increase or decrease in the relative sizes of the businesses, activities or functions (or portions thereof) for which the Executive has responsibility; provided, however, that, except as provided above, none of (I) a change in the Executive's title, (II) a change in the hierarchy, and (III) a change in the Executive's responsibilities from line to staff or vice versa, either individually or in the aggregate shall be considered Good Reason;

     (ii) any failure by the Company to comply with any material provision of this Agreement (including, without limitation, any provision of Section 2 of this Agreement), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

     (iv) following a Change in Control, the relocation of the principal place of the Executive's employment to a location that is more than 35 miles from such principal place of employment immediately prior to the date the proposed Change in Control is publicly announced, or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

     (v) following a Change in Control, the Company's requiring the Executive or all or substantially all of the employees of the Company who report directly to the Executive immediately prior to the date the proposed Change in Control is publicly announced to be based at any office or location other than such person's office or location on such date;

     (vi) any failure by the Company to comply with and satisfy Section 9(c) of this Agreement; or

     (vii) following a Change in Control, assignment to the Executive of any duties inconsistent in any respect with the Executive's position as in effect immediately prior to the public announcement of the proposed Change in Control (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in any diminution in such position, authority, duties or responsibilities.

For purposes of this Section 3(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive (including any such determination when the Executive is then eligible for Retirement). In the

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event the Company challenges the Executive's determination of Good Reason, the
Company shall continue to make the payments and provide the benefits to the Executive as set forth in Section 4(a). If it is finally judicially determined that the Executive's termination was not for Good Reason, the Executive shall reimburse the Company the amounts to which it is finally judicially determined to be entitled.

   (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

   (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination, unless the Company agrees to a later date no more than 30 days after such notice, as the case may be, (ii) if the Executive's employment is terminated by the Executive for Good Reason or Retirement, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (iii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination or any later date specified therein within 30 days of such notice, as the case may be, (iv) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (v) if the Executive's employment is terminated by the Executive for other than Good Reason, death, Disability or Retirement, the date that is 60 days after the date of receipt of the Notice of Termination by the Company, provided, however, the Company may elect to waive such notice or place the Executive on paid leave for all or any part of such 60-day period during which the Executive will be entitled to continue to receive the Annual Base Salary but shall not receive any Annual Bonus or any other payment from the Company other than reimbursement for expenses as contemplated in Section 2(b)(iii) and continued participation in the employee benefit plans as contemplated in Section 2(b)(ii).

   (f) Change in Control. For purpose of this Agreement, a "Change in Control" shall mean:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in
  Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 3(f); or

     (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's

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  shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a Person other than the Board; or

     (iii) Consummation of a reorganization, merger, share exchange or consolidation or sale of other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board immediately prior to the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

   4. Obligations of the Company upon Termination. (a) Good Reason; other than for Cause, Death, Disability or Retirement. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, Death, Disability or Retirement or the Executive shall terminate employment for Good Reason, then in consideration for past services and in consideration for the undertakings set forth in Section 7 hereof:

     (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

       (A) the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) an Annual Bonus of an amount equal to the greater of (I) the highest annual cash incentive bonus paid by Wachovia or the Company to the Executive for the three calendar years prior to the Date of Termination or (II) the highest annual cash incentive bonus paid by Wachovia to the Executive for the three calendar years prior to the date of this Employment Agreement (such greater amount the "Base Bonus"), and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, to the extent not theretofore paid (the "Pro Rata Bonus"), (3) any unpaid Annual Bonus for the prior year, (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (5) any accrued paid time off, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3), (4) and (5) shall be hereinafter referred to as the "Accrued Obligations"); and

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       (B) the sum of (1) the Executive's Annual Base Salary plus Base
    Bonus, and (2) the result of multiplying (x) the aggregate amount of the Executive's Annual Base Salary plus Base Bonus and (y) the number of years and fractions thereof remaining in the period from the Date of Termination to the expiration of the Employment Period provided that following a Change in Control of the Company, the period in this clause
    (y) shall be three years (such sum, the "Continuation Payments").

  For purposes of determining the Base Bonus hereunder, the Company shall exclude any special or one-time bonuses and any premium enhancements to bonuses but shall include any portions of bonuses (other than the excluded bonuses) which have been deferred by the Executive;

     (ii) for the period from the Executive's Date of Termination to the expiration of the Employment Period (or for the remainder of the Executive's life if such Date of Termination is after a Change in Control), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue medical, dental and life insurance benefits to the Executive and/or the Executive's family on a substantially equivalent basis to those which would have been provided to them in accordance with the medical, dental and life insurance plans, programs, practices and policies described in Section 2(b)(iv) of this Agreement if the Executive's employment had not been terminated (the "Employee Continuation Benefits"), provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, the medical, dental and/or life insurance benefits described herein shall terminate. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have terminated employment with the Company on the Date of Termination; and

     (iii) (A) the Company shall timely pay or provide the benefits described in Section 2(b)(iii), (B) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (excluding any severance plan, program, policy or practice) in that connection the Company acknowledges that the Executive is eligible, upon termination of employment to be treated as a retiree for purposes of retiree benefits under all Company plans, programs, policies or practices, (C) the Executive shall be deemed to continue in the employment of the Company during the period of time used to determine the length of the Continuation Payments pursuant to
  Section 4(a)(i)(B) (the "Continuation Payments Period") for the purposes of all outstanding stock options, restricted awards and other awards granted to the Executive under the Wachovia Corporation Stock Plan as in effect on the date hereof. At the end of the Continuation Payments Period the Executive will be deemed to have retired from employment with the Company for the purpose of establishing his rights under the Wachovia Corporation Stock Plan (and any successor or replacement plan thereto) and any applicable award agreement or option agreement entered into prior to the Effective Date, provided that all such awards and options shall vest in full without any further restriction and become fully exercisable, as the case may be no later than the Executive's attainment of age 60, and (D) on the Executive's death, the Company shall continue the Employee Continuation Benefits for the Executive's spouse for life and for the Executive's covered dependents for as long as they remain eligible (such amounts and benefits described in this Section 4(a)(iii) shall be hereinafter referred to as the "Other Benefits").

   (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of the Continuation Payments, Accrued Obligations, and Other Benefits. Accrued Obligations and cash payments pursuant to the preceding sentence shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, death benefits then applicable to the Executive.

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   (c) Retirement; Cause; Without Good Reason. If the Executive's employment is terminated by the Executive for Retirement or without Good Reason or if the Executive's employment shall be terminated by the Company for Cause pursuant to
Section 3(b)(i), during the Employment Period, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of the Continuation Payments, Accrued Obligations, and Other Benefits. Accrued Obligations and the cash payments pursuant to the preceding sentence shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

   (d) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Continuation Payments, Accrued Obligations, and Other Benefits. Accrued Obligations and the cash payments pursuant to the preceding sentence shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(d) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits then applicable to the Executive.

   (e) Illegal Conduct. If the Executive's employment shall be terminated by the Company for Cause pursuant to Section 3(b)(ii), this Agreement shall terminate without further obligations of the Company to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, only to the extent owing and theretofore unpaid, (y) the amount of any compensation previously deferred by the Executive, only to the extent owing and theretofore unpaid, and (z) Other Benefits.

   5. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify (excluding any severance plan or program of the Company), nor subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

   6. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, if it is finally judicially determined that the Executive brought any claims contemplated in the previous sentence in bad faith, the Executive shall reimburse the Company for such fees and expenses which are reasonably related to such bad faith claim.

   7. Covenants. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their related businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies (or predecessors thereto). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

   (b) (i) While employed by the Company and for three years after the Date of Termination (but not beyond the Continuation Payments Period), the Executive shall not, directly or indirectly, on behalf of the Executive or any other person, solicit for employment by other than the Company or encourage to leave the employ of the Company, any person employed by the Company or its affiliated companies at any time prior to the Date of Termination.

   (ii) While employed by the Company and for two years after the Date of Termination, the Executive will not become a director or officer or consultant engaging in activities similar to those performed by a senior officer for any business which is in competition with any line of business of the Company or its affiliates and in which the Executive participated in a direct capacity while he was employed by the Company or its affiliates at any time within the one year period preceding the Effective Date and which has offices in any location in which the Executive had supervisory responsibility in the geographic footprint of First Union National Bank, or any successors thereto (including but not limited to, Florida, Georgia, South Carolina, Tennessee, North Carolina, Virginia, Maryland, Pennsylvania, New Jersey, Delaware, New York, Connecticut, and Washington, D.C. plus any other state or states added during the Employment Period) during that one year period. The Executive expressly acknowledges the reasonableness of such restrictions and such geographic area. Further, during such period, the Executive will not acquire an equity or equity-like interest in such an organization for his own account, except that he may acquire equity interests of not more than 5% of any such organization from time to time as an investment. Notwithstanding anything to the contrary contained herein, this Section 7(b)(ii) shall not apply if (A) the Executive terminates employment with the Company pursuant to Retirement, (B) the Company terminates the Executive's employment without Cause following a Change in Control, or (C) the Executive terminates his employment for Good Reason following a Change in Control.

   (c) In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledges that damages would be inadequate and insufficient. Following the occurrence of a Change in Control, in no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

   (d) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 7; provided, however, upon termination of this Agreement due to the Company's or the Executive's failure to extend the term of this Agreement pursuant to Section 1(b), Section 7(b)(ii) shall no longer apply to the Executive if the Executive's employment shall terminate after the term of this Agreement expires.

   (e) The Executive hereby agrees that prior to accepting employment with any other person or entity during the Employment Period or during the three years following the Date of Termination, the Executive will provide such prospective employer with written notice of the existence of this Agreement and the provisions of Section 3(e) and this Section 7, with a copy of such notice delivered simultaneously to the Company in accordance with Section 11(c). The foregoing provision shall not apply if the Company terminates the Executive's employment without Cause following a Change in Control, or if the Executive terminates his employment for Good Reason following a Change in Control.

   8. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company, Wachovia, or their af or successors to or provision of any benefit by the Company, Wachovia or their affiliates or successors to or for the benefit of the Executive, including but not limited to as a result of the Merger, this Agreement, the Prior Agreement or any "Change of Control" as defined in the Prior Agreement (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor statute) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

   (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other certified public accounting firm reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive by the due date for the payment of any Excise Tax, or, if earlier, 30 days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

   (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any tax, including any Excise Tax or income tax (and also including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

   (d) If, after the receipt of an amount advanced by the Company pursuant to
Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) upon receipt thereof. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

   (e) For purposes of this Section 8, any reference to the Executive shall be deemed to include the Executive's surviving spouse, estate and/or beneficiaries with respect to payments or adjustments provided by this Section 8.

   9. Successors. This Agreement is personal to the Executive and without the prior consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

   (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

   (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly in writing and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

   10. Arbitration. Except with respect to matters arising under Section 7 of this Agreement, any disputes or controversies arising under or in connection with this Agreement (including, without limitation, whether any such disputes or controversies have been brought in bad faith) shall be settled exclusively by arbitration in Charlotte, North Carolina in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

   11. General Provisions. (a) Governing Law; Amendment; Modification. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without reference to principles of conflict of laws. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

   (b) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

   (c) Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Secretary) or forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as registered or certified mail--addressed, in the case of the Executive, to such Executive at his residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as the Executive or the Company may designate in writing at any time or from time to time to the other party. In lieu of notice by deposit in the U.S. mail, a party may give notice by telegram or telex.

   (d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

   (e) Strict Compliance. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

   (f) Entire Understanding. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof. As of the time on the Effective Date when the Merger becomes effective, the Prior Agreement is hereby amended and superseded in its entirety by the terms and provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Date, the Company shall assume Wachovia's obligations under the SERP and the Split Dollar Agreement.

   (g) Conflicts with Plans. To the extent any plan, policy, practice or program of or contract or agreement with the Company attempts to cap, restrict, limit or reduce payments to the Executive hereunder, such caps, restrictions, limitations or reductions are expressly modified to permit the payments contemplated hereby and the parties intend that the terms of this Agreement shall be construed as having precedence over any such caps, restrictions, limitations or reductions.

   IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has signed this Agreement under seal, all as of the date and year first above written.

FIRST UNION CORPORATION                   ATTEST:                   [SEAL]


    /s/ G. Kennedy Thompson               /s/ Mark C. Treanor
By: _________________________________
By: _________________________________
Name:G. Kennedy Thompson                  Mark C. Treanor
Title: Chairman, President and            Secretary
       Chief Executive Officer

/s/ L. M. Baker, Jr.                      (SEAL)
_____________________________________
L. M. Baker, Jr.

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